Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 (Amendment No. 1) of Task Technologies, Inc. of our report dated May 13, 2011, relating to the audit of the consolidated balance sheets of Task Technologies, Inc. as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2010 and 2009.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

November 11, 2011